Exhibit 23

Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Allied Capital Corporation:

The audits referred to in our report dated February 28, 2008, with respect to the consolidated financial statements of Allied Capital Corporation included the related financial statement schedule as of and for the year ended December 31, 2007, included in the annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (No. 333-45525, No. 333-13584, No. 333-88681, No. 333-101849, No. 333-115979, No. 333-115980, No. 333-115981, No. 333-130792, No. 333-130793 and No. 333-143409) on Form S-8 of Allied Capital Corporation of our reports dated February 28, 2008, with respect to the consolidated financial statements and the related financial statement schedule, and the effectiveness of internal control over financial reporting, which reports appear in Allied Capital Corporation's annual report on Form 10-K for the year ended December 31, 2007.

Our report on the consolidated financial statements contains an explanatory paragraph that states that, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment.

/s/ KPMG LLP

Washington, D.C. February 28, 2008